FUND PARTICIPATION AGREEMENT

This Agreement dated as of the 24th day of March, 2011 is made by and among Nationwide Financial Services, Inc. on behalf of its subsidiary life insurance companies listed on Exhibit A (collectively, “Nationwide”) and the current and any future Nationwide separate accounts as applicable (“Variable Accounts”), Eaton Vance Variable Trust (the “Trust”) and Eaton Vance Distributors, Inc. (the “Company") which serves as principal underwriter to the mutual funds (the “Funds”) listed on Exhibit B.

RECITALS

WHEREAS, Nationwide is engaged in developing and offering variable annuity and variable life insurance products (collectively “Variable Products ”) through its Variable Accounts; and

WHEREAS, the Trust engages in business as an open-end management investment company and is available to act as an investment vehicle for variable annuity and life insurance contracts to be offered by separate accounts of insurance companies which have entered into participation agreements substantially similar to this Agreement and for qualified pension and retirement plans; and

WHEREAS, the beneficial interest in the Trust is divided into several series of shares, each designated a "Fund" and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Company is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Trust has obtained, or warrants and agrees that prior to any issuance or sale of shares it will obtain an order from the Securities and Exchange Commission (the "SEC"), granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (the "1940 Act") and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by Qualified Plans and by variable annuity and variable life insurance separate accounts of Participating Insurance Companies that may or may not be affiliated with one another (the "Mixed and Shared Funding Exemptive Order"); and

WHEREAS, Nationwide also provides administrative and/or recordkeeping services for the Variable Products and in all other respects provides operational support in connection with the offering and maintenance of the Variable Products; and

WHEREAS, Nationwide, the Trust and the Company mutually desire the inclusion of the Funds as investment options in the Variable Products; and

WHEREAS, the Variable Products allow for the allocation of net amounts received by Nationwide and the Variable Accounts to the Company for investment in shares of the Funds; and

WHEREAS, selection of investment options is made by contract owners of the Variable Products and such contract owners may reallocate their investments among the investment options in accordance with the terms of the Variable Products; and

NOW THEREFORE, Nationwide, the Trust and the Company, in consideration of the undertaking described herein, agree that the Funds will be available as investment options in the Variable Products offered by Nationwide, subject to the following:

REPRESENTATIONS

REPRESENTATIONS BY NATIONWIDE

Nationwide Financial Services, Inc. represents that it is a holding company duly organized and in good standing under applicable state law.  Nationwide represents that its life insurance companies have been duly organized and are in good standing under applicable state law.

Nationwide represents that its life insurance company subsidiaries have validly established all separate accounts under applicable state law. Each Variable Account is or will be registered as a unit investment trust in accordance with the provisions of the 1940 Act, unless excluded from registration based on Section 3(c) 1 or 3(c) 7 of the 1940 Act, or any other applicable exemption.

Nationwide represents that it will amend the registration statements under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act for the Variable Products from time to time as required to effect the continuous offering of the Variable Products, unless otherwise exempt or excluded.  Nationwide will also seek to have the Variable Products approved by state insurance authorities in jurisdictions where those annuity contract or life insurance policies will be offered.

Nationwide represents that the annuity contracts and/or life insurance policies are designed to be treated as annuity contracts and/or life insurance policies under the appropriate provisions of the Internal Revenue Code of 1986, as Amended (the “Code”).  Nationwide shall make every effort to maintain such treatment, and will promptly notify the Company and the Trust upon having a reasonable basis for believing that such annuity contracts or life insurance policies have ceased to be so treated or that they might not be so treated in the future.

Nationwide represents that it has policies and procedures in effect with respect to the processing and transmission of orders to purchase and redeem Fund Shares reasonably designed to monitor and prevent orders received after the close of trading, generally 4:00 p.m. Eastern Time) on the New York Stock Exchange (“Close of Trading”), on any Business Day from being aggregated and communicated to the Funds with orders received before Close of Trading (consistent with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder).

Nationwide has policies and procedures in effect to detect and deter short-term or disruptive trading practices.  Nationwide’s policies and procedures include, but are not limited to: monitoring participant trading activity, imposing trade restrictions and enforcing redemption fees imposed by the Funds (if applicable).  Company and the Trust acknowledge that Nationwide shall apply its own trade monitoring and restriction policies and procedures to trading of Fund shares hereunder which may differ from the criteria set forth in the Fund’s Prospectus and Statement of Additional Information (SAI).

Nationwide represents and warrants that all of its officers, employees, investment advisers and other individuals or entities dealing with the money and/or securities of the Trust are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage.  Nationwide represents that it maintains fidelity bond coverage with limits of at least $25 million. The fidelity bond(s) shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

Nationwide represents that it will conduct its activities hereunder in material conformity with all applicable federal and state laws and regulations.

REPRESENTATIONS BY THE TRUST AND THE COMPANY

The Trust represents that it is duly organized and validly existing under applicable state law.  The Trust represents that its shares are duly authorized for issuance in accordance with applicable law, that each Fund is registered as an open-end management investment company under the 1940 Act, and each Fund will maintain its registration as an investment company under the 1940 Act.

The Trust represents that each Fund shall take all such actions as are necessary to permit the sale of its shares to the Variable Accounts, including registering its shares sold to the Variable Accounts under the 1933 Act.  The Trust will amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.  The Trust shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust or the Company.

The Trust represents that each Fund represents that it is currently qualified as a regulated investment company under Subchapter M of the Code, that it shall make every effort to maintain such qualification and that it will promptly notify Nationwide upon having a reasonable basis for believing that it has ceased to so qualify, or that it may not qualify as such in the future.

The Trust represents that the Funds have policies and procedures in effect designed to deter frequent purchases and redemptions. These polices are disclosed in the Funds’ prospectuses and such policies, as disclosed, will be uniformly and consistently applied to all shareholders, unless otherwise disclosed in the Fund’s prospectus.

The Trust represents that any insurance Funds utilized in the Variable Products currently comply with the diversification requirements pursuant to Section 817(h) of the Code and Section 1.817-5(b) of the Federal Tax Regulations, if required, and that such Funds will make every effort to maintain the Funds’ compliance with such diversification requirements, unless the Funds are otherwise exempt from Section

817(h) and/or except as otherwise disclosed in each Fund’s prospectus.  The Trust further represents that it will notify Nationwide promptly upon having a reasonable basis for believing any Fund has ceased to comply.  The Funds shall make every effort to remedy any failure to comply with Section 817(h) within the time frame set forth by Section 817(h).

The Company represents that it is and warrants that it shall remain duly registered as a broker-dealer under all applicable state and securities laws and agrees that it shall  perform its obligations for the Trust in compliance in all material respects with the law of the Commonwealth of Massachusetts and any applicable state and federal securities laws.

The Trust represents and warrants that all of its officers, employees, investment advisers, investment sub-advisers and other individuals or entities described in Rule 17g-1 under the 1940 Act dealing with the money and/or securities of the Trust are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Trust, in an amount not less than the minimum coverage required currently by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

The Trust makes no representation or warranty as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies or will comply with the insurance laws or regulations of the various states.

TRADING

Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees to act, as a limited agent of the Company for the sole purpose of receiving instructions from duly authorized parties for the purchase and redemption of Fund shares prior to the close of regular trading each Business Day.  A "Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value as set forth in the Fund’s most recent prospectus and SAI.  Except as particularly stated in this Agreement, Nationwide shall have no authority to act on behalf of the Company or Trust or to incur any cost or liability on their behalf.  Both parties agree to follow any written guidelines or standards relating to the sale or distribution of the shares as may be provided in the provisions outlined in Exhibit C, as well as to follow any applicable federal and/or state securities laws, rules or regulations.   The trustees of the Trust may refuse to sell shares of any Fund to any person,  or suspend or terminate the offering of shares of any Fund, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the trustees of the Trust acting in good faith and in light of their fiduciary duties under federal or state laws, necessary in the best interests of the shareholders of that Fund.

VOTING

For so long as and to the extent that the Securities and Exchange Commission continues to interpret the 1940 Act to require pass-through voting privileges for Variable Products, Nationwide shall distribute all proxy material furnished by the Company (provided that such material is received by Nationwide or its designated agent within a reasonable time, but no later than 10 Business Days to the extent practicable, prior to the date scheduled for mailing to contract owners) and shall vote Fund shares in accordance with instructions received from the contract owners who have interests in such Fund shares.  Nationwide shall vote the Fund shares for which no instructions have been received in the same proportion as Fund shares for which said instructions have been received from the contract owners, provided that such proportional voting is not prohibited by a contract owner’s qualified retirement plan document, if applicable.  Nationwide and its agents will in no way recommend an action in connection with or oppose or interfere with the solicitation of proxies in the Fund shares.

DOCUMENTS AND OTHER MATERIALS

DOCUMENTS PROVIDED BY NATIONWIDE

Nationwide agrees to provide the Company, upon written request, any reports indicating the number of contract or policy owners having interests in the Variable Products corresponding to a Variable Account's acquisition of Fund shares and such other information (including books and records) that the Company may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order.

DOCUMENTS PROVIDED BY THE COMPANY

Within five (5) Business Days after the end of each calendar month, the Company shall provide Nationwide, or its designee, electronic access to shareholder account information, which shall include all transactions made during that particular month and the outstanding share balance.  In the event electronic access cannot be provided, the Company shall provide Nationwide or its designees with a hard copy monthly statement of account confirming all transactions made during that month along with the outstanding share balance.

The Company shall promptly provide Nationwide in portable document format (i.e., PDF) only the Funds’ current prospectus(es), Statement(s) of Additional Information and any supplements thereto, and semi-annual and annual reports.

EXPENSES

The Trust and the Company shall pay no fee or other compensation to Nationwide under this Agreement.

All expenses incident to the performance by Nationwide under this Agreement shall be paid by Nationwide. Likewise, all expenses incident to the performance by the Trust under this Agreement shall be paid by the Company and/or the Trust.

Nationwide is responsible for the expenses of the cost of registration of the Variable Products, unless otherwise exempt and the costs of having the Variable Products approved by state insurance authorities in the applicable jurisdictions.

The Company and/or the Funds are responsible for the expenses of the cost of registration of the Funds’ shares, or preparation of the Funds’ prospectuses, statements of additional information, proxy materials, reports and the preparation of other related statements and notices required by law (“Fund Materials”) for distribution to contract owners except as otherwise mutually agreed upon by the parties to the Agreement.

Nationwide is responsible for  distributing Fund prospectuses and semi-annual and annual reports to its existing contract owners.  For Nationwide’s annual mailing to contract owners of Variable Product prospectuses and Fund prospectuses and its mailing of semi-annual and annual reports, the Company will provide updated Fund prospectuses and semi-annual and annual reports in PDF format only for mailing to contract owners, or if a combined printing is done by Nationwide, the Company will pay the lesser of:

(a)	The cost to print individual fund prospectuses and semi-annual and annual reports; or
(b)	The Company and/or Trust’s portion of the total printing costs if Nationwide does not use individual prospectuses and semi-annual and annual reports, but reprints such documents in another format; or
(c)
The Company and/or Trust’s portion of the total reproduction costs if Nationwide does not use individual printed prospectuses and semi-annual and annual reports, but reproduces such documents in another allowable and appropriate medium (i.e. CD Rom or computer diskette) which is mutually agreed upon by both Nationwide and the Company and Trust and subject to reasonable costs.

FUND SUBSTITUTION

The parties agree to provide reasonable advance notice of their election to remove a Fund as an available investment option.  The Company acknowledges that Nationwide may need to seek the approval of the Securities and Exchange Commission ("SEC") under Section 26 (c) of the 1940 Act for any fund substitution.  In the event Nationwide initiates a fund substitution, the parties agree that the Trust may pay redemption proceeds in kind.  Nationwide, the Trust and the Company agree that the currently effective Eaton Vance Funds Procedures for Redemptions in Kind attached as Exhibit

D shall govern such redemptions.  The Trust will notify Nationwide of any material change to the Eaton Vance Funds Procedures for Redemptions in Kind.

Nationwide shall not redeem Trust shares attributable to the Contracts (as opposed to Trust shares attributable to Nationwide’s assets held in the separate account) except (i) as necessary to implement Variable-Contract-owner-initiated transactions,  (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (a "Legally Required Redemption"); (iii) upon forty-five (45) days’ prior written notice to the Trust and Company, as permitted by an order of the SEC pursuant to Section 26(c) of the 1940 Act, or (iv) as permitted by the terms of the Variable Contract.  Upon request, Nationwide will promptly furnish to the Trust and the Company the opinion of counsel for Nationwide (which counsel shall be reasonably satisfactory to the Trust and the Company) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption.  Furthermore, except in cases where permitted under the terms of the Variable Contracts, Nationwide shall not prevent contract owners from allocating payments to a Fund that was otherwise available under the Variable Contracts without first giving the Trust or the Company forty-five (45) days’ notice of its intention to do so.

Notwithstanding any termination of this agreement, and for so long as the Trust continues to exist, the Trust and the Company shall at the option of Nationwide, continue to make available additional shares of the Trust pursuant to the terms and conditions of this Agreement, for all Variable Contracts in effect on the effective date of termination of this Agreement ("Existing Contracts").  Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments from any other investment option to any Fund, redeem investments in the Trust and/or invest in the Trust upon the making of additional purchase payments under the Existing Contracts (subject to any such election by the Company).

MIXED AND SHARED FUNDING

The Company represents that it has or will obtain a mixed and shared funding order issued by the SEC under Section 6(c) of the 1940 Act.  As set forth in the Notice of the Company's application for the mixed and shared funding order, Nationwide agrees to report any potential or existing conflicts promptly to the Board of Trustees of the Trust (the “Board”), and in particular whenever voting instructions of contract owners are to be disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application.  Nationwide agrees to carry out such responsibilities with a view to the interests of existing contract owners.

If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to contract owner investments in the Fund, the Board shall give prompt notice to all Insurance Companies participating in the Fund (“Participating Companies”).  If the Board determines that Nationwide is responsible for causing or creating said conflict, Nationwide shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict.  Such necessary action may include, but shall not be limited to:

(a)
Withdrawing the assets allocable to the Variable Account from the Fund and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners; and/or

(b)         Establishing a new separate account.

If a material irreconcilable conflict arises as a result of a decision by Nationwide to disregard contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all contract owners having an interest in the Fund, Nationwide may be required, at the Board's election, to withdraw the Variable Account's investment in the Fund.

For the purpose of this Section, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to bear the expense of establishing a new funding medium for any Variable Product. Nationwide shall not be required by this Section to establish a new funding medium for any Variable Product if an offer to do so has been declined by vote of a majority of the contract owners materially adversely affected by the irreconcilable material conflict.  In the event that the directors of the Trust determine that any proposed action does not adequately remedy any irreconcilable material conflict, then Nationwide will withdraw the Variable Account's investment in the Trust and terminate this Agreement within six (6) months after the Board informs Nationwide in writing of the foregoing determination, provided, however, that the withdrawal and termination shall be limited to the extent required by the material irreconcilable conflict, as determined by a majority of the Independent Trustees.

PRIVACY AND CONFIDENTIALITY

Confidentiality Obligation. Each party shall hold the Confidential Information of the other party in strict confidence.  Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

Confidential Information.  For purposes of this Section and the next, “Confidential Information” means any data or information regarding proprietary information, information identified as Confidential, or information that a reasonable business person would understand to be confidential.  This includes, but is not limited to, the customer information of each party.

Customer Information.  For purposes of this Section, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement and each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act.  In the event Confidential Information includes Customer Information, the Customer Information clause controls.

Confidential Information does not include information that:  (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the Receiving Party or by no violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the Disclosing Party; (d) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement; (e) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; provided that the receiving party shall notify the disclosing party of such receipt and tender to it the defense of such demand; after such notice is provided, receiving party shall be entitled to comply with such subpoena or other process to the extent required by law; or, (f) any fees payable to Nationwide for performing certain administrative services.

Unauthorized Disclosure.  Receiving Party shall promptly notify the Disclosing Party, and provide the details, of any unauthorized possession or use of the Disclosing Party’s Confidential Information. The parties understand and agree, Receiving Party shall be liable, and there shall be no cap on liability, for damages arising out of breaches of confidentiality involving breaches of data that lead to the release or misuse of data pertaining to Disclosing Party (“Identified Breaches”).

Upon written request, a Party shall promptly return all documents and other media containing Confidential Information.  Any information that cannot feasibly be returned shall be purged, deleted or destroyed.  The Receiving Party shall have an obligation to safeguard all other information.

Nationwide represents and warrants that it has implemented and maintains appropriate security measures to protect personal information in compliance with Section 17 of Chapter 201 of the Code of Massachusetts Regulations and any other similar state regulations applicable to Nationwide. This provision will survive termination or expiration of the Agreement for so long as Nationwide continues to possess or have access to personal information related to the Company and/or its affiliates.

SECURITY

Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Confidential Information (in electronic and paper format) that are in accordance with reasonable policies in these regards, and provide reasonably appropriate safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of confidential information under this Agreement.

ANTI-MONEY LAUNDERING

Nationwide agrees that companies listed in Exhibit A will comply with the USA PATRIOT Act as applicable and effective.  Further, the Company agrees that it will comply with the USA PATRIOT Act as applicable and effective.

DISCLOSURE

Each party may disclose that it has entered into this arrangement.

INDEMNIFICATION

Nationwide agrees to indemnify and hold harmless the Company and Trust, and its officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls the Company and/or Trust within the meaning of the 1940 Act (collectively, the “Indemnified Parties” for purposes of this Section) against any losses, claims, expenses, damages, liabilities (including amounts paid in settlement thereof) and/or litigation expenses (including reasonable legal and other expenses)  (collectively the “Losses”), to which the Indemnified Parties may become subject to when such Losses result from a breach by Nationwide of a material provision of this Agreement or wrongful conduct of Nationwide or persons under its control with respect to the sale or distribution of the Variable Contracts or Fund shares.  Nationwide will reimburse any reasonable legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Nationwide shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, gross negligence, willful misfeasance or reckless disregard of the Company or Trust in performing its obligations under this Agreement.  Nationwide further agrees to indemnify and hold harmless the Indemnified Parties related to the Variable Products (issued by Nationwide) that arise out of or are based upon any untrue or alleged untrue statement or misrepresentation of any material fact contained in the registration statement, prospectus, or supplement for the Variable Products.  Notwithstanding the foregoing, this agreement to indemnify the Indemnified Parties shall not apply if such statement is based on information furnished to Nationwide by or on behalf of the Company or the Trust.

The Company and Trust agree to indemnify and hold harmless Nationwide and its officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls Nationwide within the meaning of the 1940 Act (collectively, the “Indemnified Parties” for purposes of Section) against any Losses, to which the Indemnified Parties may become subject to when such Losses result from a breach by the Company and/or Trust of a material provision of this Agreement.  The Company and/or Funds will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses.  The Company and Funds shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, gross negligence, willful misfeasance or reckless disregard of the Company or Trust in performing its obligations under this Agreement or wrongful conduct of the Company or Trust or persons under their control with respect to the sale or distribution of the Variable Contracts or Fund shares.  The Company and Trust further agree to indemnify and hold harmless the Indemnified Parties related to the acquisition of the Funds’ shares that arise out of or are based upon any untrue or alleged untrue statement or misrepresentation of any material fact contained in the registration statement, prospectus, or supplement for the Funds.  Notwithstanding the foregoing, this agreement to indemnify the Indemnified Parties shall not apply if such statement is based on information furnished to the Company or the Trust by or on behalf of Nationwide.

Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party, in writing, of the commencement thereof; but the failure to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section.  In the event that such an action is brought against any indemnified party, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

APPLICABLE LAW

This Agreement shall be construed in accordance with the laws of the State of Delaware.

This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts and the rules and regulations thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order).

TERMINATION

This Agreement shall terminate with regard to the availability of shares of a Fund (if specified) or all of the Funds as underlying investment options:

(a)	at the option of any party upon at least 60 days’ advance written notice to the other;

(b)
at any time upon the Trust’s election, if the Trust determines that liquidation of the Funds is in the best interest of the Funds or their beneficial owners.  Reasonable advance notice of election to liquidate shall be provided to Nationwide in order to permit the substitution of Fund shares, if necessary, with shares of another investment company pursuant to the 1940 Act and other applicable securities regulations;

(c)
at any time upon Nationwide’s election, in accordance with the 1940 Act and applicable regulations, to substitute such Fund shares with the shares of another investment company for the Variable Products for which the Fund shares have been selected to serve as the underlying investment options.  Nationwide shall give at least 30 days’ notice to the Company and Trust of any proposal to substitute Fund shares;

(d)
at the option of any party upon the institution of relevant formal proceedings against either  Nationwide, the Company or  the Trust by FINRA, the IRS, the Department of Labor, the SEC, state insurance departments or any other regulatory body;

(e)
at the option of any party for cause immediately upon written notice to the other party upon a material breach of this Agreement if the breaching party does not cure the material breach within 30 days after receiving written notice of the material breach from the non-breaching party.

Notwithstanding any of the foregoing provisions of this section ("Termination"), this Agreement and all related agreements shall remain in force and in effect for so long as allocations to any or all of the Variable Accounts remain invested in Fund shares.

NOTICE

Each notice or other communication required or permitted to be made or given by a party pursuant to this Agreement shall be given in writing and delivered by U.S. first class mail or overnight courier, in each case prepaid and addressed, to:

Nationwide Financial
One Nationwide Plaza, 2-02-18
Columbus, Ohio 43215
Attention: Associate Vice President, NIA Operations and Third Party Relations

Eaton Vance Variable Trust
c/o Eaton Vance Distributors, Inc.
2 International Place
Boston, MA 02110
Attention:  Chief Legal Officer

Eaton Vance Distributors, Inc.
Two International Place
Boston, MA 02110
Attention:  Chief Legal Officer

Any party may change its address by notifying the other party(ies) in writing.  Notices will be deemed given upon dispatch.

ENTIRE AGREEMENT

This Agreement, together with all contemporaneous exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supercedes any and all prior discussions, representations, and understandings, whether written or oral, between the parties related to the subject of this Agreement.

ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of the other parties except that upon notice to the other party either party may assign this Agreement to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets.

WAIVER OF AGREEMENT

No term or provision of this Agreement may be waived or modified unless done so in writing and signed by the party against whom such waiver or modification is sought to be enforced.  Either party’s failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

ENFORCEABILITY

If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

REMEDIES NOT EXCLUSIVE

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

TRADEMARKS

Except to the extent required by applicable law, no party shall use any other party's names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of such party.  Notwithstanding the foregoing, Nationwide may identify the Funds in a listing of funds available as underlying investment options.

SURVIVABILITY

Sections “Representations,” “Privacy/Confidentiality,”  “Indemnification,” and “Trademarks” hereof shall survive termination of this Agreement.  In addition, all provisions of this Agreement shall survive termination of this Agreement in the event that any Variable Accounts are invested in a Fund at the time the termination becomes effective and shall survive for so long as such Variable Accounts remain so invested.

NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

PARTNERSHIPS/JOINT VENTURES

Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

FORCE MAJEURE

No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

AMENDMENTS TO THIS AGREEMENT

This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.

NO THIRD PARTY BENEFICIARIES

Except as expressly set forth herein, no provisions of this Agreement is intended or shall be construed to provide or create any rights or benefits in any third party.

MISCELLANEOUS

The Funds are portfolio series of Massachusetts business trusts formed under a declaration of trust (with respect to each such Fund, a “Trust”). The obligations of this Agreement with respect to each Fund are binding only upon the assets and property of such series and are not binding upon any other series of its respective Trust, and all persons dealing with a Fund must look solely to the property of that Fund for satisfaction of claims of any nature against the Fund, as neither the trustees, officers, employees nor shareholders of such Trust assume any personal liability in connection with its business or for obligations entered into on its behalf.

If and to the extent the  Fund’s Mixed and Shared Funding Exemptive Order or any amendment thereto contains terms and conditions different from those set forth in this Agreement, then the Trust and/or Nationwide, as appropriate, shall take such steps necessary to comply with the Mixed and Shared Funding Exemptive Order, and applicable sections of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical are contained in the Mixed and Shared Funding Exemptive Order or any amendment thereto.  If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Trust and/or Nationwide, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent those rules are applicable; and (b) applicable sections of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical are contained in the Rule(s) as so amended or adopted

Nationwide shall promptly provide to the Trust and the Company any complaints received from the Variable Contract owners that are materially related to the Trust or the Funds.  At the request of any party to this Agreement and at the requesting party’s expense, and to the extent it is not prohibited by law or contract, each other party will make available to the other party’s independent auditors and/or representative of the appropriate regulatory agencies, all records, data and access to operating procedures related to this Agreement that may be reasonably requested.

EXECUTION

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.  Except as particularly set forth herein, neither party assumes any responsibility hereunder and will not be liable to the other for any damages, loss of data, delay or any other loss whatsoever caused by events beyond its control.

This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NATIONWIDE FINANCIAL SERVICES, INC.

_________________________________
By:
Title:

EATON VANCE VARIABLE TRUST

_________________________________
By:
Title:

EATON VANCE DISTRIBUTORS, INC.

_________________________________
By:
Title:

Exhibit A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company

EXHIBIT B

FUNDS

All current and future funds available for sale through the Variable Products, including but not limited to any funds listed below.

Eaton Vance VT Floating-Rate Income Fund
Eaton Vance VT Large-Cap Value Fund

EXHIBIT C

FUND/SERV PROCESSING PROCEDURES
AND
MANUAL PROCESSING PROCEDURES

The purchase, redemption and settlement of shares of a Fund (“Shares”) will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service (“DCCS”) Processing Procedures below and the rules and procedures of the SCC Division of the National Securities Clearing Corporation (“NSCC”) shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by Nationwide.  In the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the Investment Company Act of 1940 (the “1940 Act”) and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission (SEC Staff), receipt by Nationwide of any Instructions from the contract owner prior to the Close of Trade on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 4(c) of  the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by Nationwide that it has received proper authorization from each contract owner whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.

Fund/SERV-DCCS Processing Procedures

1.
On each business day that the New York Stock Exchange (the “Exchange”) is open for business on which the Funds determine their net asset values ("Business Day"), the Fund shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from Nationwide electronically through Fund/SERV ("Instructions”) without supporting documentation from the contract owner.  On each Business Day, the Fund shall accept for processing any Instructions from Nationwide and shall process such Instructions in a timely manner.

2.
The Trust shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC.  The Trust shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Trust that would affect its duties and obligations pursuant to this Agreement.

3.
Confirmed trades and any other information provided by the Company or Trust to Nationwide through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4.
Trade information provided by Nationwide to the Company  or Trust through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC.  All Instructions by Nationwide regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5.
For each Fund/SERV transaction, Nationwide shall provide the Funds and the Company with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which Nationwide hereby certifies is and shall remain true and correct.  Nationwide shall maintain documents required by the Funds to effect Fund/SERV transactions.  Nationwide certifies that all Instructions delivered to Company or the Trust on any Business Day shall have been received by Nationwide from the contract owner by the close of trading (generally 4:00 p.m. Eastern Time (“ET”)) on the Exchange (the "Close of Trading") on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Company on the next Business Day.

Manual Processing Procedures

1.
On each Business Day, Nationwide may receive Instructions from the contract owner for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day.  Instructions in good order received by Nationwide prior to the close of trading on any given Business Day (generally, 4:00 p.m. ET (the “Trade Date”) and transmitted to the Company or Trust by no later than 9:30 a.m. ET the Business Day following the Trade Date (“Trade Date plus One” or “T+1”), will be executed at the NAV (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

2.
As noted in Paragraph 1 above, by 9:30 a.m. ET on T+1 (“Instruction Cutoff Time”) and after Nationwide has processed all approved transactions, Nationwide will transmit to the Company via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to Nationwide, the Company and the Trust, a report (the “Instruction Report”) detailing the Instructions that were received by Nationwide prior to the Funds’ daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

(a)
It is understood by the parties that all Instructions from the contract owner shall be received and processed by Nationwide in accordance with its standard transaction processing procedures.  Nationwide or its designees shall maintain records sufficient to identify the date and time of receipt of all contract owner transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, by appropriate governmental authorities.  Under no circumstances shall Nationwide change, alter or modify any Instructions received by it in good order.

(b)
Following the completion of the transmission of any Instructions by Nationwide to the Company or Trust by the Instruction Cutoff Time, Nationwide will verify that the Instruction was received by the Company.

(c)
In the event that Nationwide transmits an Instruction to the Company or Trust on any Business Day prior to the Instruction Cutoff Time and such Instruction is not received by the Company or Trust due to circumstances caused by the Company or Trust that prohibit the Company’s or Trust’s receipt of such Instruction, such Instruction shall nonetheless be treated by the Company as if it had been received by the Instruction Cutoff Time, provided that Nationwide retransmits such Instruction by facsimile transmission to the Company.

(d)	With respect to all Instructions, the Trust’s financial control representative will manually adjust a Fund’s records for the Trade Date to reflect any Instructions sent by Nationwide.

3.
As set forth below, upon the timely receipt from Nationwide of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

(a)
Except as otherwise provided herein, all purchase and redemption transactions will settle on T+1.  Settlements will be through net Federal Wire transfers to an account designated by a Fund.  In the case of Instructions which constitute a net purchase order, settlement shall occur by Nationwide initiating a wire transfer on T+1 to the custodian for the Fund for receipt by the Funds’ custodian by no later than the Close of Business at the New York Federal Reserve Bank on T+1, causing the remittance of the requisite funds to the Company to cover such net purchase order.

In the case of Instructions which constitute a net redemption order, settlement shall occur by the Trust causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire  on T+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (ii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law.  The Trust reserves the right to redeem Fund shares in assets other than cash in accordance with the then current Eaton Vance Funds Procedures for Redemptions in Kind and the policies of the Trust as described in the Funds’ then current prospectus.  The Eaton Vance Funds Procedures for

Redemptions in Kind are attached as Exhibit D.  The Trust will notify Nationwide of any material change to the Eaton Vance Funds Procedures for Redemptions in Kind.

(b)
Nationwide (and its Variable Accounts) shall be designated as record owner of each account (“Record Owner”) and the Trust shall provide Nationwide with all written confirmations required under federal and state securities laws.

(c)
On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions.  Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open.  The original T+1 Settlement Date will not apply.  Rather, for purposes of this Paragraph 3(c) only, the Settlement Date will be the date on which the Instruction settles.

(d)
Nationwide shall, upon receipt of any confirmation or statement concerning the accounts, verify the accuracy of the information contained therein against the information contained in Nationwide’s internal record-keeping system and shall promptly, advise the Company and Trust in writing of any discrepancies between such information.  The parties shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Price Communication Time

By no later than 6:00 p.m. ET (to the extent reasonably practicable) on each Trade Date (“Price Communication Time”), the Trust will communicate to Nationwide via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Close of Trading on that Trade Date.

Adjustments

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit D herein:  (i) which is caused by the Funds or the Company, the Company shall make any adjustments on the Funds’ accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the contract owner and Nationwide, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by Nationwide, the Company shall make any adjustment on the Funds’ accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by Nationwide for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages.  In the event of any such adjustments on the Funds’ accounting system, Nationwide shall make the corresponding adjustments on its internal record-keeping system.  In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay.  All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or loss.

Exhibit D

Eaton Vance Funds Procedures for Redemptions in Kind

These Procedures shall apply to redemptions in kind from an Eaton Vance open-end fund (a “Fund”), including redemptions by a person (including a registered open-end investment company) that is an "affiliated person" (as defined in the Investment Company Act of 1940) of the Fund ("Affiliated Shareholder").

1.Report and Certification. If a shareholder of a Fund makes a redemption request, the
Fund may satisfy that request by an in-kind distribution of portfolio securities in accordance with the terms of the Fund’s prospectus, provided that the Board receives a written transaction report ("Report") which (i) identifies the shareholder, describes the composition of the Fund's portfolio immediately prior to the distribution, describes each security distributed, sets forth the terms of the distribution, and provides information or materials regarding how the securities were valued, and (ii) certifies that:

(a)	the redemption was effected at approximately the shareholder’s proportionate share of the Fund's current net assets and in accordance with the attached process for redemptions in kind;

(b)	the distributed securities were valued in the same manner as they were valued for purposes of computing the Fund's net asset value;
(c)
the redemption was consistent with the Fund's redemption policies and undertakings, as set forth in its prospectus and statement of additional information (or if none, its current registration statement, as amended, on file with the Securities and Exchange Commission); and

(d)	neither the shareholder nor any other party with the ability and the pecuniary incentive to influence the redemption selects, or influences the selection of, the distributed securities.

The foregoing report will be executed by the portfolio manager of the Fund that makes a redemption in-kind and prepared with the assistance of Eaton Vance Management’s Fund Administration and Legal Departments.

2.Guidelines Regarding Security Selection. The Fund may distribute portfolio securities pro rata (to the extent practicable) to any shareholder to meet any redemption request. The Fund may distribute specific portfolio securities to a shareholder (including a feeder fund) if such distribution would have more favorable tax consequences to the shareholder than a pro rata distribution of securities, and would not disadvantage the Fund. The Fund may also distribute specific portfolio securities to a shareholder if such securities are selected by the adviser in accordance with the Fund's investment objective, the adviser has no pecuniary incentive that would influence the allocation, and the Fund would not be disadvantaged by the distribution. In the case where a shareholder of a Fund’s feeder fund requests a redemption in kind, the shareholder may receive the security or securities such shareholder contributed indirectly to the Fund.

3.Review. The Board of Trustees, including a majority of the Trustees who are not interested persons of the Fund, shall review the Reports required in Paragraph 1 above no less frequently than quarterly in order to determine that each in-kind redemption:

(a)      was effected in compliance with the provisions of Paragraphs 1 and 2;
(b)      did not favor the shareholder to the detriment of any other shareholder;
(c)      was in the best interests of the Fund: and, if applicable
(d)      did not favor the master fund to the detriment of the feeder fund.

The Board of Trustees, including a majority of the Trustees who are not interested persons of the Fund, shall review no less frequently than annually the continuing appropriateness of these Procedures and shall make and approve such changes thereto as it deems necessary for monitoring compliance with Paragraph 1(a) through (d) above.

4.Records. The Fund shall maintain and preserve for a period not less than six (6)
years from the end of the fiscal year in which any in-kind redemption occurred, the first two years in an easily accessible place, a copy of these Procedures (and any modification thereto) and the Reports.

Adopted February 28, 2000,

as amended October 18, 2010

Process for Redemptions In Kind

1.
All requests for an in kind distribution must be received by the Fund’s transfer agent in good order. In some cases, the request may be directed to Eaton Vance’s Fund Administration Department, which will advise the transfer agent of its receipt. Such requests must include complete and accurate instructions for the DTC delivery of the securities selected to meet the redemption. The redeeming shareholder must also provide a fax number or e-mail address so that information relating to the securities to be distributed to meet the redemption can be communicated to the shareholder (or his or her designated representative), if required.

2.
Immediately after a request for a redemption in kind is received in good order (the “Redemption Date”), the recipient will notify the following of the request (to the extent relevant to the Fund from which the redemption is to be made): the Eaton Vance Operations Department; the Eaton Vance Fund Administration Department; (“EV Fund Admin”) and the Fund’s portfolio manager (and/or other appropriate investment personnel). The portfolio manager (and/or other appropriate investment personnel) will inform Fund Admin of the securities selected to be distributed. The selection of the securities to be distributed is solely in the discretion of the Fund’s investment adviser and shall be made in accordance with Paragraph 2 of the Fund’s Procedures for Redemptions in Kind. In selecting securities for distribution, the investment adviser expects to select securities (including depositary receipts) that are actively traded in United States markets.

3.
Provided the redemption request is received by the Fund not later than 12:00 p.m. (eastern time), the Fund may provide to the redeeming shareholder (if requested by such shareholder) written notice of the securities to be distributed in settlement of the redemption not later than a specified time on the Redemption Date (currently 3:00 p.m.).1 Such notice will include the name of the issuer, ticker symbol or other identifier, and number of shares to be delivered. If a written list of securities to be delivered has been provided to the shareholder, the list may be modified thereafter only with the consent of the shareholder. The securities included on the list will have a value that is expected to equal approximately 90% to 95% of the value of the Shares being redeemed.

4.
The shareholder’s redemption will then be processed at the Fund’s closing net asset value on the Redemption Date. If the value of the Fund shares redeemed differs from the value of the securities distributed to meet the redemption (such value to be determined in same manner as it was determined in connection with the determination of the Fund’s net asset value on the Redemption Date), the Fund or shareholder (as the case may be) will pay a cash adjustment to the other to settle any deficiency. 2

1 If the request is received after 12:00 p.m. eastern time, the Fund will attempt to provide the redeeming shareholder with such a list prior to the close of business on the New York Stock Exchange (generally 4:00 p.m. Eastern Time), but is not obligated to do so.

2 Shareholders may receive additional securities as well as cash the next business day to complete the redemption.